Exhibit 99(a)

PRESS RELEASE

Louisville, KY—December 5, 2002

AAF-McQuay Inc. today announced that it has entered into a $170 million Bank Credit Agreement, which will be used to refinance its existing $100 million Bank Credit Facility and to retire its Senior Unsecured Notes that come due in February 2003.  The new Bank Credit Agreement carries a five-year term with a declining pricing grid based on performance.

Banc of America Securities LLC was the Sole Lead Manager for syndicating the new credit facility.  The new credit facility has nine bank participants.

Commenting on the new credit facility, Bruce Krueger, Vice President of Finance and CFO said, “This new financing will significantly reduce the Company’s interest cost and will provide flexibility to pursue future growth opportunities.  AAF-McQuay’s strong cash flow over the past three years has resulted in debt reduction of over $119 million from September 30, 1999 to September 30, 2002.”

AAF-McQuay Inc. is a leading worldwide manufacturer and distributor of commercial air conditioning and air filtration products and systems primarily for commercial, institutional and industrial customers.  The Company is wholly owned by O.Y.L. Industries Berhad, a member of the Hong Leong Group Malaysia.